                            SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Pre-Effective Amendment No. 1

Check the appropriate box:

[x]      Preliminary Information Statement

[ ]      Confidential, for Use of the Commission Only as permitted by Rule
         14c-5(d)(2)

[ ]      Definitive Information Statement

                                 QUEST NET CORP.
                  (Name of Registrant As Specified in Charter)



Payment of Filing Fee (Check the appropriate box):

[x]      No Fee required.

[ ]      Fee computer on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies: N/A

         (2) Aggregate number of securities to which transaction applies: N/A

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         (4) Proposed maximum aggregate value of transaction: N/A

         (5) Total fee paid: N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid: N/A

         (2) Form, Schedule or Registration Statement No.: N/A

         (3) Filing Party: N/A

         (4) Date Filed: N/A

                                 QUEST NET CORP.
                    1250 E. Hallandale Beach Blvd., Suite 502
                          Pembroke Park, Florida 33009

To Our Stockholders:

         The holders of at least a majority of the outstanding shares of common stock of Quest Net Corp. ("QNet" or the "Company") have executed written consents approving:

         (i) an amendment to the Company's Articles of Incorporation to increase the number of shares of common stock authorized for issuance, from 50 million to 300 million;

         (ii) an amendment to the Company's Articles of Incorporation to change the name of the Company from "Quest Net Corp." to "Markland Technologies, Inc.";

         (iii) an amendment to the Company's Articles of Incorporation to effect a reverse split of the common stock of the Company whereby the Company would exchange one share of common stock for each 40 shares of common stock then issued and outstanding; and

         The Board of Directors unanimously approved all of the above actions on March 15, 2001, except for item (i), which the board and stockholders approved on May 8, 2001, with an effective date of March 15, 2001. Since the consenting stockholders, whose shares represent approximately 54% of the Company's outstanding shares of common stock entitled to vote, have consented to the above actions, no meeting of stockholders will be held.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is being sent to the holders of record of the Company's common stock at the close of business on May ___, 2001.

         Your attention is directed to the enclosed Information Statement.



                                              By Order of the Board of Directors


                                              /s/ Charles Wainer
                                              ----------------------------------
                                              Charles Wainer
                                              President

                                 QUEST NET CORP.
                    1250 E. Hallandale Beach Blvd., Suite 502
                          Pembroke Park, Florida 33009

                          ----------------------------

                              INFORMATION STATEMENT

                          ----------------------------

                                  INTRODUCTION

         This Information Statement is furnished by the Board of Directors of Quest Net Corp. to the stockholders of record of the Company's common stock at the close of business on March 15, 2001 (the "Record Date"), and is being sent to you in connection with the action taken by the holders of at least a majority of the voting power of the Company. Those stockholders approved by written consents dated March 15, 2001 and May 8, 2001 (i) an amendment to the Company's Articles of Incorporation (the "Articles") to increase the number of shares of common stock, par value $0.0001 (the "Common Stock"), authorized for issuance from 50 million to 300 million (the "Authorized Stock Increase"); (ii) an amendment to the Articles to change the name of the Company to "Markland Technologies, Inc." (the "Name Change"), and (iii) an amendment to the Articles to effect a reverse split (the "Reverse Split") of the Common Stock, in which all shares of Common Stock that were issued and outstanding immediately prior to the filing of the Articles (the "Existing Common Stock") will automatically be converted into a number of new shares of Common Stock equal to 1 divided by 40 (the "New Common Stock").

         This Information Statement and the enclosed materials are being mailed on or before the close of business on May ___, 2001, to every security holder entitled to vote or give an authorization or consent in regard to any matter to be acted upon. The Company will cause each of the matters described above to become effective as soon as practicable twenty (20) days after May ___, 2001, the date the Information Statement is first sent to the stockholders.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

         As of the Record Date, there were issued and outstanding 49,374,309 shares of the Common Stock, for the purpose of determining stockholders entitled to receive this Information Statement. The Common Stock is the only security of the Company that was entitled to vote on these matters. The stockholders who consented in writing to these matters (the "Consenting Stockholders") held approximately 26,810,000 shares of Common Stock, or approximately 54.3% of the Company's issued and outstanding Common Stock.

         Each holder of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock in his or her name on the books of the Company on any matter submitted to the vote of the stockholders at any meeting of the stockholders. However, under Florida law, any action that may be taken at any stockholders' meeting may be taken by written consent of the requisite number of stockholders required to take such action. The approval of the amendment to the Articles requires the affirmative vote or written consent of the holders of a majority of the Company's outstanding Common Stock.

         On March 15, 2001, the Consenting Stockholders consented to the Name Change and the Reverse Split. On May 8, 2001, the Consenting Stockholders consented to the Authorized Stock Increase, which will be effective as of March 15, 2001.

                 PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

         The following table sets forth information, as of the Record Date, regarding the beneficial ownership of Common Stock owned by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding voting securities, (ii) each director of the Company,
(iii) each of the executive officers of the Company and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each person listed has sole voting and investment power over the shares beneficially owned by him. This table reflects the following assumptions:

         (a)      that the Reverse Split has occurred;

         (b) that James LLC ("James") has converted all of its $3.5 million convertible promissory note into shares of Common Stock (at a certain assumed exercise price), and

         (c) that the conversion of the Series B Convertible Preferred Stock has been consummated.

         These assumptions affect the number of shares set forth in the table below, but do not affect the percentage of shares owned in each class, relative to the ownership interests of holders of stock of the same class. The shares currently beneficially held by the stockholders (pre-reverse split and pre-conversion of both the James promissory note and the Series B Convertible Preferred Stock (the "Series B Stock")) are as follows: James, 26,810,000 shares of common stock; Markland LLC ("Markland"), 10 shares of Series B Stock (which, according to the terms of the Exchange Agreement, will convert into approximately 85% of the outstanding common stock of the Company); and Charles Wainer, 360,000. Under the terms of the Exchange Agreement (as defined below) Markland will own approximately 85% of the total number of shares of outstanding QNet common stock on a fully-diluted basis. The numbers in the "Amount and Beneficial Ownership" column reflect the assumption that James will convert all of its $3.5 million convertible promissory note. However, James is under no obligation to do so. The numbers below would thus change were James not to convert all of its promissory note or if James were to convert at a price different from the one that we have relied on in our assumptions. However, the relative stock ownership would remain the same, according to the terms of the Exchange Agreement.

NAME AND ADDRESS OF BENEFICIAL OWNER        POSITIONS HELD       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1) PERCENT OF CLASS
                                                                                                              OUTSTANDING
Markland LLC                                Stockholder          31,800,200                                   85.0%
James LLC                                   Stockholder          5,045,250                                    13.5%
Charles Wainer                              Director/President   9,000                                        0.02%
All executive officers and                                       9,000                                        0.02%
directors as a group
(1 person)


                            RECENT CHANGE IN CONTROL

         On March 16, 2001, the Company acquired all of the outstanding capital stock of Vidikron of America, Inc., a privately-held Delaware corporation based in Hillside, New Jersey ("Vidikron"). The acquisition was made pursuant to an Exchange Agreement and Plan of Reorganization among QNet, Vidikron and Markland, the sole stockholder of Vidikron (the "Exchange Agreement"). Pursuant to the terms of the Exchange Agreement, Vidikron's stockholders received 10 shares of Series B Stock which, after giving effect to its conversion, will equal approximately 85% of the total number of shares of outstanding QNet common stock on a fully-diluted basis. Upon closing of the transaction, which is expected to take place before the end of the second quarter of this year, Vidikron will become a wholly-owned subsidiary of QNet (the "Vidikron Transaction").

         The Board believes that the Vidikron Transaction provides the Company with the most viable opportunity of pursuing a long-term growth strategy, and that Vidikron will be a valuable partner with respect to conduct of the Company's business. None of the Directors approving the transaction had a relationship with Vidikron prior to the transaction. The Board determined that Florida corporate law did not require the Company to seek stockholder approval of the Vidikron Transaction.

         In addition and as a condition to the Vidikron Transaction, Vidikron representatives will constitute a majority of the Board of Directors of QNet.

                                 THE NAME CHANGE

         The Company's Board of Directors recommended the Name Change to the stockholders so that the name of the company would reflect Vidikron's sole stockholder, Markland LLC. The Name Change will be effected by the filing of the Amendment with the Secretary of State of the State of Florida. The approval of the holders of a majority of the outstanding Common Stock was necessary to effect the Name Change. The Name Change was approved by the written consent of the holders of approximately 54% of the outstanding Common Stock.


----------

1 Beneficial ownership is determined in accordance with the applicable rules under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to convertible securities held by that person that are currently exercisable or convertible, or will become exercisable or convertible within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership deemed outstanding of any other person. Percentage of ownership is based on (i) 37,412,000 shares of Common Stock outstanding, which assumes (a) the occurrence of the Reverse Split, (b) the conversion by James LLC of all of its $3.5 million convertible promissory note into 4,375,000 shares of Common Stock, and (c) the conversion of all outstanding shares of Series B Stock and (ii) with respect to each beneficial owner, the assumption that all of such owner's convertible securities that are currently exercisable or convertible, or will become exercisable or convertible within 60 days from the date hereof, are outstanding. As stated above, the number of shares beneficially owned by James would of necessity change (i) if James elects not to convert all of its $3.5 million convertible promissory note or (ii) if James converts all or part of its promissory note at a price that is different than the one that we have assumed for purposes of beneficial ownership analysis.

NO DISSENTERS' RIGHTS

         Florida Law does not vest stockholders of the Company with dissenters' rights with respect to the Name Change.

                     INCREASE IN NUMBER OF AUTHORIZED SHARES

         The Company currently has authorized 50 million shares of Common Stock for issuance. The Company's board of directors recommended the increase in our common stock authorized for issuance from 50 million to 300 million shares, in order to accommodate the conversion of the Series B Stock pursuant to the Exchange Agreement and, generally, to make available for issuance from time to time additional capital stock in connection with financings and acquisitions. Additionally, because the market price for our common stock has remained relatively low, it has been necessary to sell or otherwise issue more shares than originally anticipated, in order to raise sufficient capital or to honor past obligations under convertible debt instruments. Therefore, our board believed it necessary to increase the number of shares of common stock the Company is authorized to issue. The Authorized Stock Increase will be retroactively effective as of March 15, 2001.

         As of the Record Date, the number of issued and outstanding shares of Existing Common Stock was 49,374,309. After (i) the Reverse Split, (ii) the conversion by James of all of its $3.5 million promissory note and (iii) the conversion of all of the Series B Stock, the number of issued and outstanding shares of New Common Stock will be 37,412,000. Therefore, after giving effect to the Authorized Stock Increase and all of the foregoing, the number of authorized but unissued shares of Common Stock will increase from 625,691 to 262,588,000.

         The Company currently has no immediate plans to issue additional shares (except to consummate the Vidikron Transaction). However, if the Company were to issue a significant number of shares, such issuance would result in a dilution of the percentage ownership interest of existing stockholders. All our shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock.

         In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive all of our remaining assets available for distribution to our stockholders on a pro rata basis.

         The Company anticipates that in the future it will consider a number of financing and acquisition transactions, which may involve the issuance of additional equity, debt or convertible securities. The Authorized Stock Increase will allow the board to act without the necessity, and the related costs and delays, of either calling a special stockholders meeting or of waiting for the regularly scheduled annual meeting of stockholders in order to increase our authorized capital. If, in a particular instance, stockholder approval were required by law or otherwise deemed advisable by our board, then the matter would be referred to our stockholders for their approval, regardless of whether stockholders had previously approved a sufficient number of shares.

CERTAIN ANTI-TAKEOVER EFFECTS OF THE AUTHORIZED STOCK INCREASE

         Under certain circumstances, the Board of Directors could create impediments to, or delay persons seeking to effect, a takeover or transfer of control of the Company by causing some or all of the additional authorized shares to be issued to a holder or holders who side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. Such an issuance would diminish the voting power of existing stockholders who favor a change in control, and the ability to issue the shares could discourage an attempt to acquire control of the Company. While it may be deemed to have potential anti-takeover effects, the Board is proposing the Authorized Stock Increase solely for the purpose of poising itself for potential financings and acquisitions. The amendment is not prompted by any specific effort or takeover threat currently known or perceived by management.

VOTE REQUIRED

         Approval of the Authorized Stock Increase required the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Stockholders owning at least a majority of the outstanding shares of Common Stock approved the Authorized Stock Increase by written consent dated May __, 2001.

NO DISSENTERS' RIGHTS

         Florida Law does not vest stockholders of the Company with dissenters' rights with respect to the Authorized Stock Increase.

                                THE REVERSE SPLIT

         The Company currently does not have a sufficient number of authorized shares of Common Stock to convert the shares of Series B Stock issued as part of the Exchange Agreement. Given this, the Company's Board of Directors believed that it was prudent to recommend the Reverse Split (as well as the Authorized Stock Increase) to the stockholders.

         The Reverse Split, which will be effected by the filing of the Amendment with the Secretary of State of the State of Florida and will become effective upon the date of such filing (the "Effective Date"), will result in each 40 shares of Common Stock issued and outstanding on the Effective Date being automatically converted into one (1) share of New Common Stock. Without any further action on the part of the Company or the stockholders, after the Effective Date, the certificates representing shares of the Existing Common Stock will be deemed to represent such number of shares of New Common Stock as are in accordance with the terms of the Reverse Split. The Effective Date of the Reverse Split will be no earlier than 20 days after the date the definitive Information Statement is sent to the stockholders. Trades of the New Common Stock will continue to be quoted on the NASD's OTC Bulletin Board under the Company's symbol "QNet," but the Company intends to apply to have its symbol changed to reflect the new name of the Company.

EFFECT OF REVERSE SPLIT ON STOCKHOLDERS

         The Reverse Split will not affect any stockholder's proportionate equity interest in the Company, except for those stockholders who would receive one more share of Common Stock in lieu of fractional shares. Holders of Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors, although the Board of Directors does not currently intend to declare or distribute any dividends. The Company's reporting obligations under the Securities Exchange Act of 1934, as amended, will not be affected by the Reverse Split.

         The Company believes the completion of the Reverse Split may cause the trading price of the Common Stock to increase proportionately to the Reverse Split. However, there can be no assurance that the Reverse Split will result in any change in the price of the Common Stock or that, if the price of the

Common Stock does increase as a result of the Reverse Split, it would be proportional to the Reverse Split.

EFFECT OF THE REVERSE SPLIT ON CAPITAL STOCK

         The Company's Articles of Incorporation currently authorize the issuance of 50,000,000 shares of Common Stock, of which 49,374,309 were outstanding on the Record Date. Following the Reverse Split, the par value of the Common Stock will remain at $0.0001 per share. Because the number of issued shares of Common Stock will decrease but the par value will remain the same after the Reverse Split, the Company's stated capital will decrease by approximately $1,259, and the Company's surplus account will increase by a corresponding amount. This change in the Company's capital accounts will be reflected in subsequent financial statements, along with a notation of the change in outstanding shares of Common Stock, as a result of the Reverse Split.

CERTAIN ANTI-TAKEOVER EFFECTS OF THE RESERVE SPLIT

         Under certain circumstances, the Board of Directors could create impediments to, or delay persons seeking to effect, a takeover or transfer of control of the Company by causing the remaining authorized shares to be issued to a holder or holders who side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. Such an issuance would diminish the voting power of existing stockholders who favor a change in control, and the ability to issue the shares could discourage an attempt to acquire control of the Company. While it may be deemed to have potential anti-takeover effects, the Board is proposing the Reverse Split solely for the purpose of increasing the number of authorized but unissued shares of Common Stock. The amendment is not prompted by any specific effort or takeover threat currently known or perceived by management.

         The Reverse Split could have material adverse consequences to the Company's independent stockholders. Such adverse consequences include, but are not limited to the following:

         o Although the Reverse Split will affect the outstanding stock on a pro rata basis, thus affecting each of the stockholders equally, some stockholders will own fewer than 100 shares, which could make it more difficult to sell the shares. Stockholders holding fewer than 100 shares (otherwise known as "Odd Lots") of the Company's Common Stock following the Reverse Split may have difficulty in disposing of their shares because the commissions charged to sell such shares may exceed the value of the shares.

         o The present Board of Directors would have available authorized, but unissued, shares of Common Stock, some or all of which could be issued without stockholder approval. The issuance of a significant number of shares could materially dilute the percentage ownership interest of the current stockholders and there is no assurance that such issuance would result in benefits to the existing stockholders such as greater market liquidity or a higher market price for the shares.

EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

         After the Effective Date, the Company will authorize the issuance of certificates representing one share of Common Stock in exchange for each 40 shares of Common Stock presently outstanding upon surrender of an existing certificate evidencing outstanding shares of Common Stock.

         No fractional shares of common stock will be issued in connection with the Reverse Split. A stockholder who would otherwise be entitled to receive, in the aggregate, a number of shares of Common

Stock that included a fraction of a share will receive, in lieu thereof, that number of shares rounded up to the next highest whole share. All shares returned to the Company as a result of the Reverse Split will be canceled and returned to the status of authorized but unissued shares.

         The Company's transfer agent will represent the Company as exchange agent ("Exchange Agent") in connection with the Reverse Split. As soon as practicable after the Effective Date, the holders of the Common Stock will be notified that the Reverse Split has been effected and may surrender to the Exchange Agent any certificate(s) representing outstanding shares of Common Stock in exchange for new certificate(s) representing the reduced number of shares of Common Stock that will result from the Reverse Split. To eliminate confusion in the transactions of the Company's Common Stock, the Board of Directors recommends that stockholders surrender their certificates for exchange; however, stockholders are not required to do so. The Company will continue to honor any old certificates, subject to the effect of the Reverse Split prior to any future transfer. The Company will not pay any costs of issuing new certificates. On the Effective Date, each certificate representing shares of Existing Common Stock will be deemed for all purposes to represent the reduced number of shares of New Common Stock that will result from the Reverse Split, whether or not the certificates representing outstanding Common Stock are surrendered for exchange.

NO DISSENTERS' RIGHTS

         Florida Law does not vest stockholders of the Company with dissenters' rights with respect to the Reverse Split.

RESALES OF RESTRICTED SECURITIES

         The Reverse Split will not affect the transferability of shares of Common Stock or any present restriction on the sale thereof. Therefore, for purposes of determining the relevant holding period as prescribed by Rule 144 under the Securities Act of 1933, as amended, the shares of Common Stock to be issued to each stockholder after the Effective Date will be deemed to have been acquired on the date on which the stockholder acquired the shares of Common Stock held immediately prior to the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

         A summary of the federal income tax consequences of the Reverse Split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Split. We do not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Split on their own tax situations, including consequences under applicable state, local or foreign tax laws.

         The Company believes the Reverse Split will qualify as a recapitalization under Section 368(a)(1)(E) of the Code, to the extent that outstanding shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result thereof.

         The shares of Common Stock to be issued to each stockholder to effect the Reverse Split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of Common Stock held by such stockholder immediately prior to the Effective Date. A stockholder's holding period for the shares of Common Stock to be issued will include the holding period for shares of Common Stock exchanged therefore, provided that such outstanding shares of Common Stock were held by the stockholder as capital assets on the Effective Date.

VOTE REQUIRED

         Approval of the Reverse Split required the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Stockholders owning at least a majority of the outstanding shares of Common Stock approved the Reverse Split by written consent dated March 15, 2001.

                                  OTHER ACTION

CHANGE IN THE TERMS OF THE SERIES B CONVERTIBLE PREFERRED STOCK CONVERSION

         An Amendment to the Company's Articles of Incorporation designating the preferences, rights and limitations of the Series B Convertible Preferred Stock (the "Series B Stock") was filed with the Florida Secretary of State on or about March 24, 2001. Currently, the terms of the Series B Stock provide for automatic conversion of the Series B Stock into 31,800,000 shares of Common Stock. The Company's Board of Directors recommended to the holders of the Series B Stock a change in the terms of the automatic conversion of the Series B Stock, so that the automatic conversion would result in the conversion of the Series B Stock into 85% of the Common Stock then outstanding, on a fully diluted basis, after giving effect to the conversion of all warrants and outstanding convertible securities. The board of directors, after due consideration, determined that such an amendment was consonant with the terms of the Exchange Agreement, which called for such percentage ownership by the holders of our Series B Stock. This amendment will be effected by the filing of the Articles of Amendment with the Secretary of State of the State of Florida.

                                 OTHER BUSINESS

         No further business will be transacted by Written Consent to corporate action in lieu of a meeting of stockholders regarding matters to which this Information Statement pertains.

                         COSTS OF INFORMATION STATEMENT

         This Information Statement has been prepared by the Company and its Board of Directors. The Company will bear the costs of distributing this Information Statement to stockholders, including the expense of preparing, assembling, printing and mailing the Information Statement and attached materials. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to stockholders. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the distribution of this Information Statement if the Board of Directors of the Company determines that this is advisable.

         The following document is being delivered to the Company's stockholders together with this Information Statement:

Exhibit A - Form of Amendment to the Company's Articles of Incorporation reflecting Name Change, Authorized Stock Increase, the Reverse Split and the Series B Conversion Change

                                   EXHIBIT "A"


                    Articles of Amendment of Quest Net Corp.
  Reflecting Name Change, Authorized Stock Increase, the Reverse Split and the
                           Series B Conversion Change


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 QUEST NET CORP.


         The undersigned does hereby certify that, pursuant to the authority conferred upon the Board of Directors of QUEST NET CORP. (the "Corporation") a corporation organized and existing under the Florida Business Corporation Act, by Florida Statute 607.0821 and pursuant to (i) a Board of Directors meeting held on March 15, 2001 and May 8, 2001, whereby all of the members of the Corporation's Board of Directors voted for certain amendments to the Corporation's Articles of Incorporation and (ii) the written consents of holders of at least 50% of the common stock then outstanding executed on March 15, 2001 and May 8, 2001, the Corporation's Articles of Incorporation are hereby amended as follows on this ___ day of June but effective as of March 15, 2001:


                                    ARTICLE I

         The name of the corporation is Quest Net Corp.

                                   ARTICLE II

         The amendment alters ARTICLE ONE of the Corporation's Articles of Incorporation, which ARTICLE ONE shall be and read as follows:

         The name of the corporation is Markland Technologies, Inc.


                                   ARTICLE III

         The amendment alters ARTICLE FIVE of the Corporation's Articles of Incorporation, the first sentence of which ARTICLE FIVE shall be and read as follows:

         This corporation is authorized to issue 300,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which shall be established by the corporation's Board of Directors.

         The amendment further alters Section 2 of the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock contained in ARTICLE FIVE, so that the first sentence shall be and read as follows:

         2. AUTOMATIC CONVERSION. Immediately upon the effective date of a reverse split of the outstanding common stock of the Corporation, without any further action on the part of the Corporation or the holders of the then-outstanding Series B Stock, the Series B Stock shall be automatically converted into such number of shares as equals 85% of the Corporation's then-outstanding common stock on a fully-diluted basis, after giving effect to the conversion of all options, warrants and outstanding convertible securities.

                                   ARTICLE IV

         These Articles of Amendment were adopted by the stockholders of the Corporation on March 15, 2001, but effective as of May 8, 2001.

                                   ARTICLE VI

         The number of shares outstanding was 49,374,309, all of which were entitled to vote on this amendment. The number of shares voted for the amendment was 26,810,000; and the number shares voted against the amendment was 22,564,309.

         Dated this the ____ day of June, 2001.



                                                  QUEST NET CORP.
                                                  a Florida corporation


                                                  ------------------------------
                                                  Charles Wainer
                                                  President